                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12



                   RETAIL EQUITY PARTNERS LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)       Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------

     2)       Aggregate number of securities to which transaction applies:

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     3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

                  $7,950,000 - sales price of assets to be sold by Registrant
     --------------------------------------------------------------------------
     4)       Proposed maximum aggregate value of transaction:

                  $7,950,000
     --------------------------------------------------------------------------
     5)       Total fee paid:

                  $1,590.00
     --------------------------------------------------------------------------


[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1)       Amount Previously Paid:

     ------------------------------------------------------
     2)       Form, Schedule or Registration Statement No.:

     ------------------------------------------------------
     3)       Filing Party:

     ------------------------------------------------------
     4)       Date Filed:

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


                   RETAIL EQUITY PARTNERS LIMITED PARTNERSHIP
                      A NORTH CAROLINA LIMITED PARTNERSHIP

******************************************************************************

                                 PROXY STATEMENT

******************************************************************************

         This Proxy Statement contains forward-looking statements within the meaning of Federal securities law. Such statements can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial conditions or state other "forward-looking" information. Although the General Partner believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are certain factors, such as general economic conditions, local real estate conditions, or weather conditions, that might cause a difference between actual results and those forward-looking statements.

                    SUMMARY OF THE PROPOSAL TO BE CONSIDERED


         Retail Equity Partners Limited Partnership, a North Carolina limited partnership (the "Partnership"), seeks consent, by the affirmative vote of Limited Partners of record holding more than 50% of the Limited Partnership Interests held by all Limited Partners of record ("Majority Interest"), to sell substantially all of the assets of the Partnership for a minimum aggregate sales price of $7,500,000. Boddie Investment Company, the General Partner of the Partnership (the "General Partner"), has received, on behalf of the Partnership, executed Purchase and Sales Agreements ("Purchase Agreement") from unrelated entities relating to the purchase of substantially all of the Partnership's assets for an aggregate price of $7,950,000. While the General Partner has every reason to believe that the Partnership's assets will be sold pursuant to the Purchase Agreements, each is subject to the satisfaction of certain conditions prior to consummation of the sale. Accordingly, as is discussed in greater detail herein, the General Partner believes that it is in the best interests of the Partnership to sell substantially all of the Partnership's assets for a minimum aggregate price of $7,500,000. Therefore, the General Partner seeks the consent of the Limited Partners to sell the Partnership's assets for a minimum aggregate price of $7,500,000. If the Partnership's assets are not sold pursuant to the Purchase Agreements, or either of them, the General Partner will continue to solicit offers to purchase the assets for a minimum aggregate price of $7,500,000. If the General Partner does not receive a final offer to purchase the Partnership's assets for an aggregate purchase price of at least $7,500,000, it will not sell the Partnership's assets without resoliciting the consent of the Limited Partners.

         The Partnership currently owns two shopping centers, Plaza West Shopping Center in Raleigh, North Carolina ("Plaza West") and Cape Henry Plaza in Virginia Beach, Virginia ("Cape Henry" and, together with Plaza West, the "Shopping Centers" or the "Partnership Assets"). The Shopping Centers comprise substantially all of the assets of the Partnership and, following the sale thereof, the assets of the Partnership will consist solely of cash and accounts receivable. Pursuant to the terms of the Agreement of Limited Partnership dated June 15, 1987 (the "Partnership Agreement"), the sale of all or substantially all of the Partnership Assets results in the automatic dissolution of the Partnership. Following dissolution, the General Partner will liquidate all liabilities of the Partnership and distribute the remaining cash assets to the Limited Partners in accordance with the terms of the Partnership Agreement. Thereafter, the Partnership will be terminated by the filing of a Certificate of Cancellation with the Secretary of State of North Carolina.

         The Shopping Centers are encumbered by mortgage loans from financial institutions. At March 31, 1998, the end of the Partnership's most recent fiscal quarter, the aggregate outstanding indebtedness to the mortgage lenders was $6,796,006. The maturity date of each of the Partnership's outstanding mortgage loans occurs in August 1998, and it is unlikely that the Partnership will have the financial ability to meet its loan maturity obligations on such date. Accordingly, in such event, it will be necessary for the Partnership to refinance the Partnership's indebtedness upon the maturity of its currently outstanding mortgage loans. There can be no assurance, however, that replacement loans will be available with terms and conditions that will enable the Partnership to refinance successfully. Given the historical results of operation of the Partnership, the General Partner believes that it is in the best interests of the Limited Partners to sell the Partnership Assets if a sale can be effected for an aggregate purchase price of not less than $7,500,000, rather than to attempt to refinance the indebtedness on the Partnership Assets.

         Capitalized terms not otherwise defined in this Proxy Statement shall have the meanings given them in the Partnership Agreement.

                                 End of Summary

                                 THE PARTNERSHIP

History

         The Partnership is a North Carolina limited partnership which was organized in 1987 for the purpose of acquiring, holding, operating and managing three neighborhood shopping centers. The General Partner of the Partnership is a North Carolina corporation with its principal office in Rocky Mount, North Carolina.

         The Partnership offered a minimum of 50,000 and a maximum of 1,000,000 Beneficial Assignment Certificates ("BACs"), representing beneficial assignments of limited partnership interests in the Partnership, at $20 per BAC, on a best efforts basis through Planned Management Company, the dealer/manager. The Partnership received aggregate subscription funds of $6,671,543 in such offering, and the offering was closed on April 2, 1990.

         The Partnership made cash and leveraged investments in three neighborhood shopping centers located in Burlington, North Carolina (New Market Square), Raleigh, North Carolina (Plaza West), and Virginia Beach, Virginia (Cape Henry). In October 1991, the ownership of New Market Square was transferred to New Market Square Limited Partnership ("NMS"), a newly formed partnership. The Partnership was the sole general partner holding a 99.99 percent interest in NMS. In February 1992, NMS filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. This action was taken after negotiations to refinance NMS's outstanding mortgage loan in the amount of $6,400,000 failed and alternative financing could not be obtained. NMS received court approval to continue normal operations. In May 1993, NMS successfully completed restructuring of its outstanding mortgage loan with the lender and emerged from bankruptcy. The principal balance of the mortgage loan was increased to $6,425,000, the additional $25,000 being attributed to legal fees incurred in connection with restructuring the loan. In May 1993, a $100,000 principal payment was due and paid.

         In August 1994, Rose's, Inc., an anchor tenant at New Market Square, renounced its lease pursuant to a Chapter 11 bankruptcy filing, vacated the rental space and ceased making rental payments. Rose's filed a post petition rent claim against NMS that was settled in February 1995 for $20,000. NMS filed a claim against Rose's for unpaid future rent. An agreement to fix the claim at $512,808 was reached in January 1995 and the claim was sold by NMS in March 1995 to an unrelated party for an immediate cash payment of $82,049.

         Due to the departure of Rose's, NMS was unable to generate sufficient cash flow to make full payments required under the mortgage loan that was restructured in May 1993. The lender and NMS entered into a forbearance agreement under which NMS agreed to remit to the lender its net cash flow, after payment of monthly operating expenses. In June 1995, the forbearance agreement was terminated and the NMS mortgage loan was brought current by using substantially all of NMS's cash reserves. During the last half of 1995, the General Partner advanced NMS sufficient funds to cover operating shortfalls.

         In February 1996, the New Market Square land, building and personal property were sold to an unrelated party for a contract price of $6,558,000, resulting in a net loss of $499,000. (See discussion in Notes to Financial Statements included in Item 14 of the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report"), which accompanies this Proxy Statement and is incorporated by reference herein.) Proceeds from the sale were used to retire the outstanding indebtedness on New Market Square and, in July 1996, NMS was dissolved and a distribution in the aggregate amount of $297,985 was made to the Limited Partners. In addition, the Partnership recorded an extraordinary loss of $30,163 in connection with the sale of the shopping center as a result of write-offs of deferred financing costs related to the mortgage loan on the property.

         As a result of the sale of New Market Square, the Partnership now operates two neighborhood shopping centers, Plaza West, a 63,800 square foot property in Raleigh, North Carolina, and Cape Henry, a 50,000 square foot property in Virginia Beach, Virginia. The Shopping Centers are encumbered by mortgage loans to financial institutions, having an aggregate indebtedness at March 31, 1998 of $6,796,006. The Shopping Centers were constructed in 1986 and acquired by the Partnership in May 1988. In 1997, rental revenue derived from the Shopping Centers came from net leases of shopping center space to approximately 24 tenants and from an out-parcel ground lease to a bank. The Partnership is reimbursed for substantially all common area maintenance and certain other costs incurred.

         Historically, a significant portion of rental revenue from the Shopping Centers has been derived from anchor tenants. During 1997, the Partnership received lease payments (including common area maintenance charges) in the amount of $12,346 from Harris Teeter, which leases 25,000 square feet at Plaza West, and $15,467 from Food Lion, which leases 33,000 square feet at Cape Henry. Harris Teeter and Food Lion are the partnership's only tenants that lease more than 10,000 square feet, and their respective leases have terms extending until 2006.

         Both Raleigh and Virginia Beach have strong economies and rapidly growing populations. The Shopping Centers have been well maintained. Cape Henry was painted in 1995 and roof repairs were completed in 1996. The parking lot at Plaza West was repaired in 1996. As a result of these repairs, the Shopping Centers are in reasonably good physical condition.

         Occupancy remains high at both Shopping Centers. At December 31, 1997, and December 31, 1996, occupancy rates at Cape Henry and Plaza West were 100 percent and 97 percent and 100 percent and 96 percent, respectively. At March 31, 1998, occupancy rates at Cape Henry and Plaza West were 97% and 98%, respectively. Rental rates for local tenant renewals and new local tenant leases improved during 1997 at both properties. This improvement is attributable to the combined effect of an improving economy, good locations and a lack of new construction of similar type centers.

Results of Operations for the Year Ended December 31, 1997

         The following discussion should be read in conjunction with the Financial Statements and Notes thereto included in Item 14 of the Annual Report which accompanies this Proxy Statement and is incorporated by reference herein.

         Revenues. Rental revenues in 1997 decreased by 6% from 1996 and by 38% in 1996 from 1995, primarily attributable, in each case, to the sale of New Market Square in February 1996. Although total rental revenues decreased, revenues derived from Cape Henry and Plaza West were consistent in 1997 compared to 1996, and increased by 4% in 1996 compared to 1995. Occupancy levels at Cape Henry and Plaza West have remained consistently high.

         In 1995, the Partnership recognized approximately $82,000 in other income related to the sale of its claim against Rose's for unpaid future rent. There were no other significant income items in 1997, 1996 or 1995.

         Expenses. Decreases in operating expenses in 1997 compared to 1996, and in 1996 compared to 1995, generally reflect the impact of the sale of New Market Square. For Cape Henry and Plaza West, operating expenses decreased by 10% in 1997 compared to 1996, primarily due to repairs at Plaza West in 1996. For these two centers, 1996 operating expenses increased approximately 20% compared to 1995 (this increase also reflects repairs at Plaza West in 1996). Depreciation and amortization were generally unchanged in 1997 compared to 1996. The decrease in depreciation and amortization in 1996 compared to 1995 reflects the sale of New Market Square. The decrease in interest expense in 1997 compared to 1996, and the decrease in 1996 compared to 1995, was again attributable to the sale of New Market Square.

         In late December 1995, the Partnership entered into an agreement to sell New Market Square Shopping Center, which sale was completed in February 1996. In conjunction with this sale, the Partnership recorded a provision of $510,000 in 1995 (subsequently reduced by $11,000 in 1996) to reduce the recorded net book value of New Market Square assets to estimated net realizable value (contract sale price of $6,558,000 less direct costs of the sale totaling approximately $214,000). (See discussion in Notes to Financial Statements included in Item 14 of the Annual Report which accompanies this Proxy Statement and is incorporated by reference herein.)

Results of Operations for the Period Ended March 31, 1998

         Revenues. Rental revenue for the first quarter of 1998 was $257,000, a decease of 3.2% compared to the first quarter of 1997. During the first quarter of 1998, Plaza West was 98% occupied, and Cape Henry was 97% occupied. During the first quarter of 1997, both centers were 100% occupied.

         Expenses. Total expenses for the first quarter of 1998 were $234,000, a decrease of 19.4% compared to the first quarter of 1997. The primary reason for this decrease is that no depreciation was recorded in the first quarter of 1998, compared to a $44,000 depreciation charge in the first quarter of 1997. In January 1998, both Cape Henry and Plaza West were listed for sale. In accordance with generally accepted accounting principles, no depreciation is recorded on assets held for sale. Operating and administrative expenses were generally in line with management's expectations.

         Net Income. Net income for the first quarter of 1998 was $25,000, compared to a loss of $22,000 for the first quarter of 1997. Again, the increase in net income is primarily due to the fact that no depreciation was charged in the first quarter of 1998.

Liquidity and Capital Resources

         Cape Henry and Plaza West continue to generate nominal positive cash flow from operations. The leases held by the Partnership are generally long-term, with substantially all increases in operating expenses, taxes and insurance passed through to, and paid by, tenants. In addition, most leases include built-in rent increases based on changes in the consumer price index or percentage rents based on total sales.

         The Partnership currently generates sufficient cash flow to meet its immediate operating and capital needs. However, any adverse development, such as the loss of a major tenant, the loss of multiple smaller tenants, or the failure of a significant tenant to pay rent, could create a material deficiency in the Partnership's short-term liquidity. In addition, the Partnership may not generate sufficient cash flow to make significant repairs, improvements or modifications to the Shopping Centers, if such needs arise.

         During 1997, the Partnership made capital repairs to Plaza West totaling approximately $115,000. A distribution of approximately $298,000 was made to the Limited Partners in 1996 from the net proceeds of the sale of New Market Square. The Partnership made no distributions in 1997 or 1995. Distributions have been suspended until property operations allow.

         In January 1998, both Shopping Centers were listed for sale. As of March 31, 1998, the General Partner had entered into a contract for sale of Plaza West, subject to a vote by the Limited Partners. As of such date, negotiations for the sale of Cape Henry were in final stages, again subject to a vote by the Limited Partners.

         The Partnership's two mortgage loans mature in August 1998. In the event the Partnership's properties have not been sold prior to that date, it is unlikely that the Partnership will have the financial ability to meet the loan maturity obligations and, therefore, the Partnership will be required to refinance these loans. The General Partner can offer no assurance that, at that time, replacement financing will be obtainable.

Recently Issued Accounting Standards

         In 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement 131 establishes standards for the way that public entities report information about operating segments in annual financial statements and requires that those entities report selected information about operating segments in interim financial statements. The Partnership will be required to disclose segment information in accordance with Statement 131 beginning in its 1998 annual report. The Partnership expects that adoption of Statement 131 will not have a material impact on its financial statements.

         Further information concerning the business and operations of the Partnership is included in the Annual Report and the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (the "Quarterly Report"), each of which is enclosed herewith and incorporated by reference herein.

                      REASONS FOR THE PROPOSED TRANSACTION

         The Partnership was formed in 1987 with the objectives of quarterly cash distributions and capital appreciation. To date, the Partnership has not achieved these objectives. Accordingly, the General Partner believes that now is the time for the Limited Partners to determine the future of the Partnership.

         The Partnership has two options: (i) sell the Shopping Centers, which will result in the automatic dissolution of the Partnership, and distribute the remaining assets to the Limited Partners, or (ii) continue to own and operate the Shopping Centers in the hope that, in time, the performance and value of the Shopping Centers will improve. For the reasons stated below, the General Partner believes that the best course of action is for the Partnership to sell the Shopping Centers, distribute the net proceeds and other assets of the Partnership and terminate the Partnership.

         Loan Maturity. The existing loans on the Shopping Centers mature in August 1998, and it is unlikely that the Partnership will have the financial ability to meet its loan maturity obligations on such date. The General Partner currently is unaware of any loan program that would allow the Partnership to refinance the current loans without a substantial contribution of new equity capital. Because the Partnership has no available source of new equity capital, the General Partner believes that the Partnership will be unable to refinance the outstanding loans. As a result, the Partnership will be faced with default when the current loans mature in August of this year. In such event, the Partnership would be forced to seek the protection of the bankruptcy court to avoid loss of the Shopping Centers through foreclosure, but there can be no assurance that such a course of action would be successful. If it were successful, the Partnership would be allowed to continue to operate the Shopping Centers for some period of time. If it were not successful, the Partnership would lose the Shopping Centers and have incurred significant expenses in the unsuccessful bankruptcy proceeding. The General Partner believes that the costs and risks associated with a bankruptcy proceeding, coupled with the slim prospects of ever refinancing the Shopping Centers, are too high to justify this course of action.

         Financial Condition. Even if the Partnership were able to continue to operate the Shopping Centers, the partnership would be in a very precarious financial position. The Partnership has minimal capital reserves and any negative event, such as a loss of a major tenant in either Shopping Center or the occurrence of a major maintenance expenditure, could result in the Partnership being unable to meet its current financial obligations. In order to reduce this risk, which exists today and will continue to get worse, the Partnership would have to retain all available cash until sufficient capital reserves have been established. This will result in no distributions to the Limited Partners for the foreseeable future.

         Current Market Conditions. The market values of the Shopping Centers, as evidenced by the purchase prices set forth in the Purchase Agreements, represent a significant improvement over the past several years. Even if the Partnership were to continue to own and operate the Shopping Centers, there can be no assurance that the market value of the Shopping Centers would improve substantially above the current level. To achieve a substantial improvement in the market value of the Shopping Centers, in the opinion of the General Partner, would take a number of years of strong economic performance.

         Duration of the Partnership, Lack of Liquidity and Availability of Tax Benefits. The most fundamental reason for selling the Shopping Centers at this time is that the Partnership has been in existence for ten years, is not making cash distributions to the Limited Partners, all tax losses are treated as passive losses, and there is no market for an investment in the Partnership. In short, Limited Partners are unable to enjoy any current benefits from their investment in the Partnership. Sale of the Shopping Centers and distribution of the net assets of the Partnership, while resulting in a substantial loss, will at least provide some cash to the Limited Partners. Additionally, the sale of the Shopping Centers will enable the Limited Partners to offset current tax liability with accrued passive losses.

         Summary. As a result of the purchase prices set forth in the Purchase Agreements, the General Partner believes that the benefits to be derived from the sale of the Shopping Centers greatly outweigh the risks associated with the continued ownership and operation of the Shopping Centers. The General Partner also believes that such benefits outweigh such risks in the event the Shopping Centers could be sold for a minimum of $7,500,000 were the sales contemplated by the Purchase Agreements, or either of them, not to close. Accordingly, the General Partner recommends that the Limited Partners vote FOR the sale of the Shopping Centers.

                               USE OF PROCEEDS AND
                        DISTRIBUTION TO LIMITED PARTNERS

         The following table shows the projected use of proceeds and estimated distribution for each unit of Limited Partnership Interests outstanding ("Units"). The exact amount of the proceeds available for distribution to the Limited Partners may be more or less than the estimate set forth below, depending on the outcome of the final accounting for the sale of the Partnership Assets. Factors which may affect the distribution to the Limited Partners include, but are not limited to, the final sales price for the Shopping Centers, legal fees in connection with the sale of the Shopping Centers and this solicitation, accounting fees, maintenance requirements of the Shopping Centers and the operation of the Shopping Centers pending closing of the sale of the Shopping Centers.

                        Use of Proceeds and Distribution
                                   (Estimated)

         Sales Price                                   $ 7,950,000       $ 7,500,000

         Cost of Sale                                     (314,000)         (300,000)
           (including real estate commissions
            payable to third parties, taxes
            legal, accounting, partnership
            termination expenses and contingency)

         Payoff of Outstanding Property Loans           (6,796,000)       (6,796,000)

         Other Assets, net of other Liabilities            122,000           122,000

         Net Proceeds                                      962,000           526,000

         Outstanding Units                                 333,577           333,577

         Estimated Distribution per Unit               $      2.88       $      1.57

         The original cost of a Unit was $20.00. On average, Limited Partners have already received $5.80 per Unit; however, the amount received varies among Limited Partners based upon the time at which each Limited Partner made his or her investment in the Partnership. To calculate the estimated amount of your total distribution upon the sale of the Partnership Assets at an aggregate purchase price of $7,950,000 and $7,500,000, respectively, divide your initial investment by $20.00 and multiply the result by the Estimated Distribution per Unit of $2.88 and $1.57. (Example: If you invested $10,000 in Units, your estimated total distribution upon a sale of the Partnership Assets at an aggregate purchase price of $7,950,000 would be $1,440, or $10,000/$20 = 500 Units x $2.88 = $1,440, and your estimated total distribution upon a sale of the Partnership's Assets at an aggregate purchase price of $7,500,000 would be $785, or $10,000/$20 = 500 Units x $1.57 = $785.)

         The above information constitutes only the best estimates of the Partnership's management as to the results of the proposed sale of the Partnership Assets and distribution to Limited Partners and, therefore, are subject to change. Actual results of the proposed sale of the Partnership Assets could differ substantially from such projections and there is no assurance that Limited Partners will receive the distribution estimated above upon the sale of the Partnership Assets.

                  EFFECT OF THE TRANSACTION ON LIMITED PARTNERS

         Pursuant to the terms of the Purchase Agreements, the total proceeds estimated to be received by the Partnership in connection with the sale of the Shopping Centers is $7,950,000. After payment of the outstanding debt of the Partnership and costs associated with the sale of the Shopping Centers, net proceeds from the sale of the Shopping Centers are estimated to be $962,000. The Partnership's adjusted basis in the Shopping Centers currently is estimated to be $8,543,565. Thus, the Partnership is expected to recognize a loss of approximately $593,565.00 as a result of the sale of the Shopping Centers. Since the Partnership is a partnership for federal and state income tax purposes, the Partnership will not be able to recognize the loss but such loss will be passed through to the Limited Partners in proportion to their ownership of the units in the Partnership. Thus, based on the foregoing estimates, each Unit will be allocated approximately $1.78 of loss arising from the sale of the Shopping Centers. The General Partner will provide further information as it becomes available.

         The General Partner is not in a position to advise the Limited Partners as to the effect of the sale of the Shopping Centers on an individual Limited Partner's federal, state, or local income tax liability, and each Limited Partner is encouraged to consult with its own income tax advisors to determine how the proposed transaction will affect it or its income tax liability.

                        INFORMATION CONCERNING THE OFFERS

         In December, 1997, the General Partner engaged Berkeley Capital Advisors, LLC, an independent real estate company, to solicit offers to purchase the Shopping Centers. Based on the offers received, the General Partner selected the highest offers for each property. As of the date of this Proxy Statement, the Partnership has executed a Purchase Agreement for each of the Shopping Centers with the offering parties, neither of whom is related to the Partnership. The purchase prices established in the Purchase Agreements are $3,850,000 for Plaza West and $4,100,000 for Cape Henry. Each of the prospective Purchase Agreements provides for the payment to an Escrow Agent of escrow or binder deposits, which deposits have been received and may be credited to the respective purchase prices. In addition, each of the Purchase Agreements provides for an inspection period during which time the prospective purchasers have the right to inspect the Shopping Centers and analyze their operations, and each Purchase Agreement requires the occurrence of certain events, including the approval of a Majority Interest of the Limited Partners, and the delivery of certain documents, in each case as conditions precedent to the closing of the sales. As of the date hereof, the inspection periods have not expired; nevertheless, the General Partner has no reason to believe that the conditions precedent to the sale of the Shopping Centers will not be fulfilled or that the Shopping Centers will not be sold substantially in accordance with the terms and conditions of the Purchase Agreements.

         In the event either or both of the Shopping Centers are not sold pursuant to the Purchase Agreements, the General Partner will solicit additional offers to purchase the Partnership Assets. The General Partner, however, will not accept an offer to purchase the Partnership Assets unless it, together with any other offers to purchase the Partnership Assets, provides for the sale of the Partnership Assets for cash consideration in the minimum aggregate amount of $7,500,000.


              CERTAIN CONDITIONS TO SALE OF THE PARTNERSHIP ASSETS

         Section 10.03 of the Partnership Agreement provides that the Limited Partners shall not exercise their voting rights to approve the sale of all or substantially all of the assets of the Partnership unless and until the Partnership has received an opinion of counsel, which counsel is satisfactory to a majority in interest of the Limited Partners, to the effect that the sale (i) is legal, (ii) may be effected without subjecting the Limited Partners to liability as General Partners under the North Carolina Revised Uniform Limited Partnership Act, and (iii) may be effected without changing the Partnership's status for tax purposes. Section 10.03 further provides that, for purposes of
Section 10.03, counsel will be deemed satisfactory to the Limited Partners if proposed by the General Partners and not disapproved in writing within 45 days by a majority in interest of the Limited Partners.

         The General Partner has engaged the services of Poyner & Spruill, L.L.P., Rocky Mount, North Carolina ("Poyner & Spruill"), to assist in the preparation of the proxy solicitation materials and to file the same, on behalf of the Partnership, with the Securities and Exchange Commission. The General Partner herein and hereby proposes to the Limited Partners that Poyner & Spruill also be engaged by the Partnership to render the aforesaid legal opinion, and the General Partner has engaged Poyner & Spruill, subject to disapproval by the Limited Partners, to render said opinion. Attached as Appendix A to this Proxy Statement is a copy of the opinion delivered by Poyner & Spruill to the Partnership in accordance with the provisions of Section 10.03. The General Partner does not intend to exercise the authority conferred by the Consents returned pursuant to the solicitation contained herein until a period of 45 days has expired from the date of this Proxy Statement. Unless the General Partner receives the written disapproval of a Majority Interest, Poyner & Spruill shall be deemed satisfactory to the Limited Partners and the General Partners shall consider the provisions of Section 10.03 to have been satisfied.

                     INFORMATION CONCERNING THE SOLICITATION

General

         The enclosed Consent is solicited on behalf of the General Partners of the Partnership. The Partnership's principal executive offices are located at 1021 Noell Lane, Rocky Mount, North Carolina 27802. The telephone number is
(252) 937-2800.


         These solicitation materials were mailed to the Limited Partners on or about June 2, 1998. The cost of this solicitation will be borne by the Partnership. Certain officers and directors of the General Partner may solicit consents personally or by telephone or telegram, without additional compensation.


Consent Required


         Approval of the proposal set forth in the accompanying Notice of Solicitation of Consents of Limited Partners and described herein requires the affirmative vote of a Majority Interest of the Partnership. Returning the Consent without indicating a choice will be deemed by the General Partner as CONSENT to the sale of the Shopping Centers. All Consents are required to be returned not later than the close of business on July 17, 1998, in order to be effective. Failure to return a Consent will have the effect of a vote against the proposal.


         Any Limited Partner who executes and delivers a Consent has the right to revoke it at any time before the authority conferred therein is exercised by the Partnership by filing with Douglas E. Anderson, Vice President and Secretary of the General Partner, an instrument revoking such Consent.

         Limited Partners of record at the close of business on May 6, 1998 (the "Record Date") are entitled to notice of the solicitation and to submit Consents. On May 6, 1998, there were 333,577.1215 outstanding Units held by 455 Limited Partners. No Limited Partner owned or controlled more than 5% of the Units as of the Record Date.

Effect of Approval

         If the proposal is approved by a Majority Interest of the Limited Partners and the Partnership Assets are sold pursuant to either or both of the Purchase Agreements, or, if one or both of the Partnership Assets is not sold pursuant to the Purchase Agreements, the Partnership receives a final offer to purchase the Partnership Assets for a minimum aggregate price of $7,500,000, and all conditions in connection with the closing of said offer are satisfied, the following transactions will occur:

                  (1) The Partnership will transfer ownership of the Shopping Centers to the purchasers in exchange for cash;

                  (2) The Partnership will prepay, in full, the outstanding principal balances of the mortgage loans encumbering the Shopping Centers (including prepayment penalties) of approximately $6,796,006;

                  (3) The Partnership will collect all accounts receivable due the Partnership and pay all other liabilities of the Partnership;

                  (4) The Partnership will distribute all remaining assets in complete liquidation of the Partnership; and

                  (5) The Partnership will file a Certificate of Cancellation with the Secretary of State of North Carolina.

Recommendation of the General Partner

         The General Partner believes that the proposed sale of the Partnership Assets pursuant to the terms and conditions of the Purchase Agreements, and the sale of the Partnership Assets for a minimum aggregate price of $7,500,000 in the event either or both of the Shopping Centers is not sold pursuant to the Purchase Agreements, followed by the complete liquidation of the Partnership, is in the best interests of the Partnership. The General Partner recommends that the Limited Partners execute Consents FOR the approval of the transaction proposed herein.

                              FINANCIAL STATEMENTS

         A copy of each of the Partnership's Annual Report on Form 10-K, without exhibits, for the fiscal year ended December 31, 1997, and the Partnership's Quarterly Report on Form 10-Q, without exhibits, for the quarterly period ended March 31, 1998, each as filed with the Securities and Exchange Commission, is enclosed herewith and incorporated herein by reference.


                                    By the General Partner


                                    /s/ Douglas E. Anderson
                                    ------------------------------------------
                                    Boddie Investment Company
                                    By: Douglas E. Anderson, Vice President

Dated: June 2, 1998
Rocky Mount, North Carolina

                                                                      APPENDIX A


                   RETAIL EQUITY PARTNERS LIMITED PARTNERSHIP
                      A NORTH CAROLINA LIMITED PARTNERSHIP

             NOTICE OF SOLICITATION OF CONSENTS OF LIMITED PARTNERS


         Retail Equity Partners Limited Partnership, a North Carolina limited partnership (the "Partnership"), hereby solicits from the Limited Partners of the Partnership (the "Limited Partners") written consent authorizing Boddie Investment Company, the General Partner of the Partnership (the "General Partner"), to sell Plaza West Shopping Center, Raleigh, North Carolina, and Cape Henry Plaza, Virginia Beach, Virginia (collectively, the "Partnership Assets") for a minimum aggregate purchase price of $7,500,000.00 pursuant to a transaction that will enable the Partnership to liquidate all liabilities of the Partnership. Because the Partnership Assets comprise substantially all of the assets of the Partnership, sale of the Partnership Assets will result in the automatic dissolution of the Partnership in accordance with the terms and conditions of the Agreement of Limited Partnership dated as of June 15, 1987 (the "Partnership Agreement").

         The proposal is more fully described in the Proxy Statement accompanying this Notice.

         Limited Partners of record at the close of business on May 6, 1998, are entitled to notice of the solicitation and to submit Consents.


         YOUR CONSENT IS IMPORTANT, REGARDLESS OF THE NUMBER OF LIMITED PARTNERSHIP INTERESTS YOU OWN. TO ASSURE THAT YOUR CONSENT WILL BE CONSIDERED, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED CONSENT AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE NO LATER THAN THE CLOSE OF BUSINESS ON JULY 17, 1998.

                                    By the General Partner


                                    /s/ Douglas E. Anderson
                                    ------------------------------------------
                                    Boddie Investment Company
                                    By: Douglas E. Anderson, Vice President
June 2, 1998

                                                                      APPENDIX B

                   RETAIL EQUITY PARTNERS LIMITED PARTNERSHIP
               1021 NOELL LANE, ROCKY MOUNT, NORTH CAROLINA 27802

                           CONSENT OF LIMITED PARTNERS

         The undersigned Limited Partner of Retail Equity Partners Limited Partnership (the "Partnership") hereby:

         ________ CONSENTS to the sale of Cape Henry Plaza and Plaza West Shopping Center, which constitute substantially all of the assets of the Partnership, for a minimum of $7,500,000, which will result in the automatic dissolution of the Partnership.


         ________ DOES NOT CONSENT to the sale of Cape Henry Plaza and Plaza West Shopping Center, which constitute substantially all of the assets of the Partnership, for a minimum of $7,500,000, which will result in the automatic dissolution of the Partnership.

Please indicate your choice by checking one of the above. Failure to indicate a choice will be deemed by the General Partner as CONSENT to the sale of the Partnership's assets.


                                    Date:                                , 1998
                                         --------------------------------


                                    -------------------------------------------
                                    Name of Limited Partner (please print)


                                    -------------------------------------------
                                    Signature of Limited Partner


THIS CONSENT IS SOLICITED ON BEHALF
OF THE PARTNERSHIP BY THE GENERAL PARTNER
AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE MARK, SIGN, DATE AND RETURN
THIS CONSENT PROMPTLY USING THE
ENCLOSED ENVELOPE.

                                                                      APPENDIX C


                    [Letterhead of Poyner & Spruill, L.L.P.]


Michael S. Colo
Direct Dial: 919/972-7105
Direct Fax:  919/972-7014
E-Mail: mscolo@poynerspruill.com




June 2, 1998



Retail Equity Partners Limited Partnership
c/o Boddie Investment Company, General Partner
1021 Noell Lane
Rocky Mount, North Carolina 27802

Gentlemen:

         The foregoing opinion is rendered pursuant to the provisions of Section
10.03 of the Agreement of Limited Partnership among the Limited Partners and General Partner (the "Partnership Agreement") of Retail Equity Partners Limited Partnership (the "Partnership"). Unless otherwise defined herein, capitalized terms shall have meanings ascribed to them in the Partnership Agreement.

         In rendering our opinion, we have (i) examined the Partnership Agreement, (ii) had discussions with management of the General Partner in connection with the transaction for which the consent of the Limited Partners of the Partnership is being solicited, (iii) reviewed applicable law, and (iv) examined such other laws and documents as we have deemed necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:


         1. The sale of substantially all of the assets of the Partnership, in the manner contemplated by the Proxy Statement dated June 2, 1998 (the "Proxy Statement"), resulting in the automatic dissolution of the Partnership, is legal;


         2. The sale of substantially all of the assets of the Partnership, in the manner contemplated by the Proxy Statement, may be effected without subjecting the Limited Partners and BAC holders to liability as general partners under North Carolina Revised Uniform Limited Partnership Act; and

         3. The sale of substantially all of the assets of the Partnership, in the manner contemplated by the Proxy Statement, can be effected without changing the Partnership's status for tax purposes.

Retail Equity Partners Limited Partnership
June 2, 1998
Page 2


         Please be advised that we are members of the Bar of the State of North Carolina and do not purport to be experts in the laws of any jurisdiction other than the State of North Carolina. Accordingly, this opinion is limited in all respects to the laws of the State of North Carolina and Federal law. This opinion is solely for the benefit of the Limited Partners and General Partner of the Partnership in connection with the transaction contemplated by the aforementioned Proxy Statement. It may not be otherwise distributed or relied upon by any person or quoted or reproduced, in whole or in part, in any document other than the aforementioned Proxy Statement, or filed with any governmental agency, except in connection with the aforementioned Proxy Statement, without our prior written consent.

         This opinion is specifically limited to the matters expressed herein, effective as of the date hereof. We assume no duty to inform you of any change in our opinion hereafter due to any change in law or facts which may hereafter occur or come to our attention.

         Kindest personal regards.

                                    Yours very truly

                                    /s/ Poyner & Spruill, L.L.P.



MSC/s